DYNAMIC DIGITAL DEPTH USA, Inc.

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4D-VISION GmbH

MEMORANDUM OF UNDERSTANDING

MEMORANDUM OF UNDERSTANDING

THIS AGREEMENT is made this 13th day of September, 2000

BETWEEN:

DYNAMIC DIGITAL DEPTH USA, INC a Delaware corporation, located at 2120 Colorado Avenue, Suite 100, Santa Monica, CA, 90404, USA ("DDD");

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4D-VISION GMBH, a German corporation, located at Loebstedter Strasse 101, 07749 Jena, Germany ("4DV").

WHEREAS:

A.	DDD has created a range of technologies, under the DeepSee™ brand, enabling the conversion of existing 2D material to 3D and the formatting of DeepSee encoded 3D material for digital or analogue delivery to the consumer such that it can be viewed in 2D or in a variety of stereo 3D formats at the viewer's discretion.

B.	4DV is the developer and manufacturer of a number of technologies including the 4D-Vision(TM) Flat Panel Display 3D glasses free display system.

C.	Both parties wish to enter into an agreement whereby the DeepSee encoded 3D content can be viewed on 4D-Vision displays connected to Windows and Macintosh personal computers where the content is delivered either by way of CD or DVD or through electronic download over the Internet.

D.	The parties have agreed to enter into this Memorandum of Understanding to set out the terms of their agreement.

NOW THEREFORE THE PARTIES AGREE as follows:

1.	The Recitals hereto form part of this Agreement.

2.	DDD and 4DV will, from the date of execution of this Agreement, negotiate and act in good faith using their best endeavours to achieve, amongst other things, the following:

2.1	4DV will provide to DDD, at DDD's expense, one 15" 4D-Vision 3D LCD display for the purpose of integrating DDD's DeepSee for QuickTime 3D PC and Mac media player plug-in with the 4DV display;

2.2	4DV will provide DDD with display driver protocol information sufficient to integrate the 4DV display with the DeepSee 3D plug-in for QuickTime in the most efficient manner;

2.3	DDD will provide to 4DV a custom version of the DeepSee QuickTime plug-in together with sample content capable of being used to demonstrate DeepSee encoded QuickTime movies and still JPEG images with the 4DV display;

2.4	DDD will integrate the 4DV display with the advanced cable set top box 3D DeepSee decoder currently under development between DDD and Motorola Broadband Communications Sector;

2.5	Based upon the successful achievement of 2.1 to 2.4 above:

2.5.1	DDD and 4DV will enter into a non-exclusive license agreement to enable 4DV to distribute the custom DeepSee QuickTime Plus plug-in with 4DV display systems either directly or through OEM licensed manufacturers;

2.5.2	DDD and 4DV will enter into a separate agreement that provides DDD 2D to 3D content conversion services and 3D content formatting and encoding services to direct or indirect customers of the 4DV display systems.

2.5.3	DDD and 4DV will agree to maintain compatibility of the current and future 4DV display systems with the current and future DDD 3D decoder technologies deployed in personal computer and consumer television systems;

2.5.4	DDD and 4DV will work cooperatively to explore the opportunities for emerging 3D mass-market display solutions in addition to personal computer or consumer television use.

2.5.5	DDD and 4DV will enter into a relationship, where practical, to allow DDD to resell 4DV or 4DV OEM display systems through DDD's website.

2.5.6	DDD and 4DV will enter into an agreement to allow 4DV to resell DDD's 2D to 3D content conversion services and 3D media reformatting services to 4DV display customers.

2.6	4DV shall work with DDD as it's preferred provider of 3D media enabling technologies for the delivery of 3D content to the 4DV displays on the PC and Macintosh platforms by CD and DVD and Internet download.

2.7	4DV shall work with DDD as it's preferred provider of 2D to 3D content conversion services and 3D formatting services.

3.	The parties will take such steps as are reasonable in the circumstances to keep each other informed of all relevant facts and will do all things in a timely, diligent and constructive manner as are reasonable in the circumstances in order to negotiate and execute before expiry of this Memorandum of Understanding a full and detailed agreement identified in 2.5 incorporating as much as can be reasonably be agreed of the principles set out in this Memorandum of Understanding.

4.	Both parties shall be permitted to advise their shareholders and interested parties of the nature of this Memorandum of Understanding with the prior written consent of the other party.

5.	This Heads of Agreement shall expire upon the first to occur of the execution of a DeepSee QuickTime plug-in license agreement and/or a DDD content services agreement or the expiry of twelve months (12) months from the date of execution of this Memorandum of Understanding or such later date as the parties may mutually agree.

6.	No binding agreement between the parties with respect to the matters specified in clauses 2.5 to 2.7 of this Memorandum of Understanding shall arise unless and until further formal agreements are executed by the parties.

7.	The relationship between the parties shall be limited to carrying out the above commercial activities to integrate the DeepSee technology and 4DV displays so that nothing in the agreement will constitute either of them agent for or partners of the other.

8.	This Agreement shall be subject to the law of the State of California, United States. Both parties hereby submit to the exclusive jurisdiction of the courts of the State of California, United States and all courts having appellate jurisdiction in relation to decisions of those courts for all purposes of and incidental to the interpretation and enforcement of this Memorandum of Understanding.

9.	This Memorandum of Understanding shall supersede any and all other agreements, either oral or written, between the parties hereto. Each party to this Memorandum acknowledges that no other representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, and that no other agreement, statement or promise not contained in this Memorandum shall be valid or binding. Any modification of this Memorandum will be effective only if it is in writing, signed by the party to be charged.

IN WITNESS HEREOF, the parties hereto have executed this Agreement the day and year first hereinbefore mentioned.

DYNAMIC DIGITAL DEPTH USA Inc.

By:/s/ C.M.Yewdall

Type Name: C. M. Yewdall

Title: President & CEO

4D-Vision GmbH

By: /s/ Armin Grasnick

Type Name: Armin Grasnick

Title: Chief Executive Officer